Exhibit 15.1  Letter on Unaudited Interim Financial Information






                         INDEPENDENT ACCOUNTANT'S REPORT



To the Stockholders and Board of Directors
U.S. Transportation Systems, Inc.


             We have reviewed the accompanying consolidated balance sheet of U.S. Transportation Systems, Inc. and Subsidiaries as of March 31, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the three months then ended. These financial statements are the responsibility of the Company's management.

             We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

             Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.



MAHONEY COHEN RASHBA & POKART, CPA, PC
May 10, 1996
New York, New York